Exhibit 10.1
Resolutions of the Compensation Committee
of
CARBO Ceramics Inc.
May 18, 2010
RESOLVED, that pursuant to Section 7(c)(iii) of the Company’s Omnibus Incentive Plan, an annual grant of 200 shares of the Company’s Common Stock be made each year on the first business day after the date of the Company’s Annual Meeting of Stockholders to each non-employee Director of the Company serving as such on such date; and be it
FURTHER RESOLVED, that such share grants shall not be subject to a vesting period, and be it
FURTHER RESOLVED, that the Committee recommends to the Board of Directors that, upon each delivery of shares pursuant to the foregoing resolutions, the share ownership guidelines applicable to each Director during their tenure on the Board be increased by the number of such shares he or she then receives.